Exhibit 99.1

COST PLUS, INC. REPORTS THIRD QUARTER RESULTS AND PROVIDES FOURTH QUARTER

SALES AND EARNINGS GUIDANCE

Oakland, CA — November 18, 2005 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its third quarter ended October 29, 2005 and provided fourth quarter sales and earnings guidance.

The net loss for the third quarter of fiscal 2005 was $2.7 million, or $0.12 per diluted share, versus last year’s net income of $0.3 million, or $0.01 per diluted share. The year-to-date net loss was $1.3 million, or $0.06 per diluted share, compared with net income of $6.8 million, or $0.30 per diluted share, in the prior fiscal year. Fiscal 2005 year-to-date results include pre-tax charges totaling $3.3 million for the departure of the Company’s former CEO and the closing of five stores.

During the third quarter, net sales increased 5.4% to $200.7 million from $190.4 million last year. Same store sales for the quarter decreased 4.7% compared to a 0.5% increase last year. Year-to-date, net sales were $603.5 million, a 6.7% increase from $565.6 million for the same period last year, with same store sales decreasing 2.8% compared to a 2.3% prior year increase.

The Company’s CEO and President, Barry J. Feld, said “Sales for the third quarter reflect weak customer traffic as a result of general macroeconomic factors that are affecting most retailers in our sector and our decision not to repeat a significant promotion that took place in the third quarter of the prior year. Despite the pressure on sales, merchandise margins for the quarter were notably better than last year as a result of fewer promotions, a focus on increasing sales of goods in higher margin categories, and higher initial mark ups on purchases.

“The moderation in the growth rate of inventory is an early indication of the success of several key supply chain initiatives, and we will continue to improve inventory levels as we move forward. To ensure that we continue to aggressively manage our inventory levels, we have reorganized various disciplines under a new supply chain organization that will report directly to me. Joining the World Market team as Senior Vice President of Supply Chain Operations is Ray Whitley, who has assumed responsibility for all distribution, logistics, and planning and allocation activities. Ray has a strong background in inventory and supply management, and he joins us from Williams-Sonoma, Inc., where his most recent position was Vice President of Supply Chain Optimization & Store Operations.

“We are now selling select products on the internet at worldmarket.com. We are very excited about the opportunities for growth and brand building in this distribution channel, and we anticipate rapid expansion of the various product categories offered for sale on our site.”

Earnings guidance for the fourth quarter of fiscal 2005 is in the range of $0.98 per diluted share to $1.08 per diluted share and reflects our assumption of a continued difficult selling environment with promotional activity similar to last year.

The major assumptions contained in the guidance are as follows:

•	Opening nine new stores versus eight in the fourth quarter last year.

•	Same-store sales between a decrease of 3% and flat compared to a 1.3% decrease in the fourth quarter last year.

•	Total sales between $363 million and $375 million.

•	Gross profit rate of approximately 34.7% compared to 35.1% last year, primarily as a result of an anticipated highly promotional Holiday season and occupancy cost increases.

•	SG&A rate between 23.4% and 24.0% versus 23.4% last year.

•	Pre-tax income between $35.1 million and $38.7 million versus $37.5 million in the fourth quarter last year.

•	An income tax rate of 38.2% versus 37.5% in the fourth quarter last year.

•	Net income between $21.7 million and $23.9 million versus $23.5 million in the fourth quarter last year.

•	Weighted average diluted shares outstanding of approximately 22.2 million, same as last year.

Earnings guidance for the fiscal year is in the range of $0.92 to $1.01 per diluted share and includes the reduction associated with the pre-tax charge of $3.3 million noted above.

The Company opened 11 new stores in the quarter. As of November 18, 2005, the Company operated 262 stores in 32 states, compared to 237 stores in 30 states at the same time last year.

The Company’s third quarter earnings conference call will be today, November 18, 2005, at 8:00 a.m. PT. It will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 537-1980 or (212) 676-5383. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21268185, from 10:00 a.m. PT Friday to 10:00 a.m. PT on Monday, November 21, 2005. Investors may also access the live call or the replay over the internet at www.worldmarket.com. The replay will be available approximately one hour after the live call concludes.

The above statements relating to future inventory levels and anticipated fourth quarter and fiscal 2005 financial results are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the competitive environment; interruptions in the flow of merchandise; higher than anticipated costs associated with internet sales; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts, unaudited)

	Third Quarter
	October 29, 2005		October 30, 2004
			(As Restated)
Net sales	$200,679	100.0%	$190,416	100.0%
Cost of sales and occupancy	133,947	66.7	127,859	67.1
Gross profit	66,732	33.3	62,557	32.9

Selling, general and administrative expenses	66,700	33.2	59,590	31.3
Store preopening expenses	2,698	1.3	1,899	1.0

Income (loss) from operations	(2,666)	(1.2)	1,068	0.6
Net interest expense	1,694	0.9	676	0.4

Income (loss) before income taxes	(4,360)	(2.1)	392	0.2
Income tax expense (benefit)	(1,700)	(0.8)	146	0.1

Net income (loss)	(2,660)	(1.3)%	$246	0.1%

Net income (loss) per share - diluted	$(0.12)		$0.01

Weighted average shares outstanding - diluted	22,029		22,276

New stores opened	11		9

	For the Nine Months Ended
	October 29, 2005		October 30, 2004
			(As Restated)
Net sales	$603,468	100.0%	$565,619	100.0%
Cost of sales and occupancy	400,796	66.4	375,825	66.4
Gross profit	202,672	33.6	189,794	33.6

Selling, general and administrative expenses	195,009	32.3	170,921	30.2
Store preopening expenses	6,055	1.0	5,716	1.1

Income from operations	1,608	0.3	13,157	2.3
Net interest expense	3,801	0.6	2,257	0.4

Income (loss) before income taxes	(2,193)	(0.3)	10,900	1.9
Income tax expense (benefit)	(913)	(0.1)	4,135	0.7

Net income (loss)	$(1,280)	(0.2)%	$6,765	1.2%

Net income (loss) per share - diluted	$(0.06)		$0.30

Weighted average shares outstanding - diluted	21,987		22,380

New stores opened	26		26

See Note 2 to the Company’s consolidated financial statements filed on Form 10-K for the year ended January 29, 2005 for information regarding the restatement.

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	October 29, 2005	October 30, 2004
		(As Restated)
ASSETS
Current assets:
Cash and cash equivalents	$3,775	$4,549
Merchandise inventories	319,877	282,994
Other current assets	21,841	23,758

Total current assets	345,493	311,301

Property and equipment, net	196,970	158,191
Goodwill	4,178	4,178
Other assets	15,169	8,770

Total assets	$561,810	$482,440

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,057	$69,163
Accrued compensation	9,473	7,384
Short-term borrowings	59,284	34,101
Other current liabilities	27,726	20,919

Total current liabilities	165,540	131,567

Capital lease obligations	12,676	15,580
Long-term debt	51,698	37,925
Other long-term obligations	37,513	33,748

Shareholders’ equity:
Common stock	220	218
Additional paid-in capital	163,444	156,015
Retained earnings	130,928	108,752
Accumulated other comprehensive loss	(209)	(1,365)

Total shareholders’ equity	294,383	263,620

Total liabilities and shareholders’ equity	$561,810	$482,440

See Note 2 to the Company’s consolidated financial statements filed on Form 10-K for the year ended January 29, 2005 for information regarding the restatement.

Contact:

John Luttrell

(510) 808-9119

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